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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

WELLCHOICE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

September 29, 2005                                                                                                   xx

UPDATE ON WELLPOINT / WELLCHOICE MERGER

As you know, on September 27, 2005, WellPoint and WellChoice jointly announced their intention to merge, with WellChoice operating as a wholly-owned subsidiary of WellPoint. We believe that this is a good decision for our employees, shareholders and the customers we serve.

The WellChoice business will be combined with WellPoint’s existing Northeast region, which services customers in Connecticut, New Hampshire and Maine. I will serve as the President and Chief Executive Officer of this newly combined Northeast region in addition to my current responsibilities.

Over the next couple of months we will begin to plan for the integration of WellChoice and WellPoint. Gloria McCarthy, Executive Vice President and Chief Operating Officer will serve as WellChoice’s integration leader, and Alice Rosenblatt, Executive Vice President Integration Planning/Implementation and Chief Actuary will serve as WellPoint’s integration leader. Gloria will be selecting her integration team shortly.

We recognize that the merger represents a significant change and affects all employees. We are committed to providing you with regular and frequent communication. To accomplish this, a Question and Answer website will be created and the first edition is attached to this bulletin. This document will be updated as appropriate and shared with you every Wednesday. You will be able to send questions to a special lotus notes mailbox, which will be provided in the next few days.

It is extremely important during this integration time that all of us continue to stay focused on meeting customer needs as well as our day-to-day activities. This merger provides us with a significant opportunity to promote preventative care, engage consumers in maintaining their own good health and make the investments necessary to lead positive change to our country’s healthcare system.

I look forward to working together with you on a successful integration with WellPoint.

Mike Stocker

President and Chief Executive Officer

Merger Questions and Answers

Compensation and Benefits

Q.    How will my compensation and benefits be affected?

A.    Initially, the pending merger will have no affect on our compensation and benefit programs. Under the terms of the Agreement and Plan of Merger between WellPoint, Inc. and WellChoice, Inc. (the “Agreement”), these programs will continue in effect until June 30, 2006 for current and former employees of WellChoice and its Subsidiaries (other than those employees whose terms and conditions of employment are subject to a collective bargaining agreement).

Q.    Will I retain my adjusted service date?

A.    Yes.

Q.    What will happen to the Employee Stock Purchase Plan (ESPP)?

A.    If you obtained WellChoice stock as a result of participating in the Employee Stock Purchase Program, you own the stock and you will be treated like any other stockholder. The ESPP will be terminated immediately prior to the effective date of the merger and all participants will automatically exercise their right prior to Plan termination. You will be eligible to participate in WellPoint’s ESPP by no later than the beginning of the second quarterly cycle that begins after the effective date of the merger.

Merger Considerations

Q:    If I am a stockholder of WellChoice, what will I receive as consideration for my stock?

A:    WellChoice common stockholders will receive 0.5191 of a share of WellPoint common stock and $38.25 per share in cash, without interest for each share of WellChoice common stock they hold. WellPoint will not issue fractional shares. Instead, WellChoice stockholders will receive cash for any fractional shares of WellChoice common stock they own.

This includes your ownership of shares of WellChoice common stock purchased under the Employee Stock Purchase Plan, in the open market and shares of WellChoice common stock that by their terms are no longer subject to vesting under a restricted stock award.

For example, if you own 1,000 shares of WellChoice stock, you will receive 519 shares of WellPoint common stock, cash without interest for the fractional share of WellPoint common stock that remains, and $38.25 per share in cash, without interest, or an aggregate of $38,250 in cash.

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Any tax consequences pertaining to the exchange of WellChoice common stock for the merger consideration will be described in the proxy statement that will be distributed to all stockholders.

Stock Options/Restricted Stock

Q:    What will happen to my options?

A:    Each outstanding employee stock option will be automatically converted, upon completion of the merger, into an option to purchase WellPoint common stock. You will receive options of WellPoint common stock for your WellChoice options in an amount that will represent the equivalent in value of the merger consideration being received by stockholders of WellChoice.

In addition, your options will fully vest and become immediately exercisable when the transaction is consummated. (Options held by our President and Chief Executive Officer or any of the other senior executive officers whose compensation is set forth in our annual proxy statement, however, will become non-forfeitable, but will continue to be exercisable in accordance with the original three-year vesting schedule.) All other terms of WellChoice options will, subject to the accelerated vesting and exercisability described above, remain unchanged after the conversion.

Q:    How many options will I receive for options I have at a specific exercise price?

A:    You will receive options, rounded down to the nearest whole number, equal to the product of the number of options held by you at that specific exercise price at the time the transaction is consummated, multiplied by the “Option Exchange Ratio.”

The Option Exchange Ratio equals the sum of (A) 0.5191 shares of a share of common stock of WellPoint and (B) a fraction of a share of WellPoint common stock equal in value to $38.25 in cash, based upon the closing market price of WellPoint stock on the business day immediately preceding the date on which the merger is consummated. The exercise price per share of each option will be adjusted by dividing the existing exercise price per share by the Option Exchange Ratio, rounded up to the nearest whole cent.

For example: (Please note that all examples in this document are for informational purposes only. Actual calculations may vary from the examples provided due to rounding.)

If you hold options to purchase 1,000 shares at $36.94 per share, of which immediately before the closing of the transaction, 400 options are then exercisable in accordance with the pre-existing vesting schedule, and the closing sale price of WellPoint common stock is $70 per share on the business day immediately preceding the date on which the merger is consummated, then you will receive the following options to purchase WellPoint common stock at the consummation of the transaction:

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The product of 1,000 multiplied by an “Option Exchange Ratio” of 1.066, representing the sum of (A) 0.5191 and (B) the fraction, the numerator of which is $38.25 and the denominator of which is $70, or options to purchase an aggregate of 1,066 shares of WellPoint common stock. The per share exercise price would be adjusted to $34.65 by dividing the existing $36.94 per share exercise price by 1.066 and rounded up to the nearest whole cent.

Using the same example, but assuming the closing sale price of WellPoint common stock is $80 per share on the business day immediately preceding the date on which the merger is consummated, then you will receive the following options to purchase WellPoint common stock at the consummation of the transaction:

The product of 1,000 multiplied by an “Option Exchange Ratio,” of 0.9972, representing the sum of (A) 0.5191 and (B) the fraction, the numerator of which is $38.25 and the denominator of which is $80, or options to purchase an aggregate of 997 shares of WellPoint common stock. The per share exercise price would be adjusted to $37.05 by dividing the existing $36.94 per share exercise price by .9972 and rounded up to the nearest whole cent.

Q:    What are the tax implications upon the exchange of WellChoice options for WellPoint options?

A:    There is no immediate gain recognized on the exchange of options. Gain is recognized upon exercise of options to the extent that gross cash received from the sale exceeds the exercise cost.

Q:    What happens to shares of restricted stock that have been awarded to me, but which have not vested in accordance with their terms?

A:    You will receive shares of WellPoint common stock for your WellChoice restricted stock, in an amount that will represent the equivalent in value of the merger consideration being received by stockholders of WellChoice. In addition, the transfer restrictions on the restricted stock will lapse when the transaction is consummated and the shares will be freely transferable. All other terms of WellChoice stock awards will, subject to the accelerated lapse of restrictions described above, remain unchanged after the conversion.

You will receive shares of WellPoint common stock, rounded down to the nearest whole number, equal to the product of the number of shares of restricted stock held by you at the time the transaction is consummated multiplied by the “Option Exchange Ratio.” As with the treatment of outstanding options to purchase WellChoice common stock, the Option Exchange Ratio will be used in order to calculate the total number of shares of WellPoint common stock you will receive. Specifically, you will receive the sum of 0.5191 shares of WellPoint common stock and a fraction of a share equal in value to 38.25 in cash, based upon the closing sale price of WellPoint common stock on the business day immediately preceding the date on which the merger is consummated in exchange for each share of WellChoice restricted stock you own.

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For example:

If you were granted 3,000 shares of restricted stock, of which immediately before the closing of the transaction, 1,000 shares have not yet vested in accordance with the pre-existing vesting schedule and the closing sale price of WellPoint common stock is $70 per share on the business day immediately preceding the date on which the merger is consummated, then you will receive the following number shares of WellPoint common stock at the consummation of the transaction:

The product of 1,000 multiplied by the “Option Exchange Ratio” of 1.066, representing the sum of (A) 0.5191 and (B) the fraction, the numerator of which is $38.25 and the denominator of which is $70, or 1,066 shares of WellPoint common stock and cash without interest for fractional shares WellPoint common stock that remain.

Using the same example, but assuming the closing sale price of WellPoint common stock is $80 per share on the business day immediately preceding the date on which the merger is consummated, then you will receive the following number of shares of WellPoint common stock at the consummation of the transaction:

The product of 1,000 multiplied by the “Option Exchange Ratio” of 0.9972, representing the sum of (A) 0.5191 and (B) the fraction, the numerator of which is $38.25 and the denominator of which is $80, or 997 shares of WellPoint common stock and cash without interest for fractional shares WellPoint common stock that remain.

Q:    What are the tax implications following the accelerated vesting of the restricted stock awards?

A:    The fair value of the WellPoint common stock received on the vesting date will be taxed as ordinary income.

Operations

Q.    How will WellChoice be integrated with WellPoint?

A.	WellChoice will join the existing WellPoint Northeast Region, currently comprised of Connecticut, New Hampshire and Maine. Dr. Stocker will head this region as President and Chief Executive Officer of the Northeast Region and report to Larry Glasscock, WellPoint’s President and Chief Executive Officer.

Q.    When will this change take place?

A.	As mentioned in the press release, the transaction will be subject to customary closing conditions, including approval of WellChoice’s stockholders and various regulatory approvals. WellPoint and WellChoice currently expect the transaction to close in the first quarter of 2006.

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Q.    How will the newly merged Northeast region operate?

A.	Dr. Stocker will lead the newly merged Northeast Region, with responsibility for business operations in New York, Connecticut, New Hampshire and Maine. He will serve on WellPoint’s Executive Leadership team, reporting to Larry Glasscock, President and Chief Executive Officer of WellPoint. Additional organizational decisions will be made before the merger is finalized.

Q.    How will customers, agents, channel partners, and suppliers be impacted by the merger?

A.	The merger should have little impact on or disruption to our customers. Relationships with Brokers and General Agents are not affected in the short term, and any changes in the future after the close of the transaction will be consistent with good business practices and will be well communicated.

Q.    Will there be an integration team?

A.	Gloria McCarthy will serve as the integration manager for WellChoice. Gloria is in the process of putting the WellChoice integration team together, which will include Mike Palmateer among others. Alice Rosenblatt, EVP, for Integration Planning/ Implementation and Chief Actuary will serve as the integration manager for WellPoint.

Q.    Why are we moving headquarters back downtown?

A.	A new Northeast Regional Headquarters is being established and WellPoint has expressed its commitment to locating that office in lower Manhattan. No details have been finalized to date as we still have to identify space and negotiate an appropriate deal. At this point, we are not sure where the office will be located or how much space will be required. We do not expect to commit to taking new space until after the closing.

Employment

Q.    What happens if I lose my job because of this merger?

A.	WellChoice has implemented the WellChoice Change in Control Severance Benefit Plan. You may view the key features of this Plan on the Web under the HR folder.

Q.    How will my day-to-day job change?

A.	You should continue to perform your job functions as you usually would. WellChoice is continuing to operate as it normally would, “business as usual”.

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Other

Q.    How are vendor contracts affected?

A.	Until further notice, vendor transaction procedures will remain unchanged. In addition to current signature requirements, all contract PO’s must continue to include signed approvals by each business area’s “Divisional Budget Analyst (DBA)” and Michael Palmateer (Corporate Controller), regardless of the dollar value. However, please note that because of the Agreement, there are restrictions on executing certain material contracts and further guidance will be provided to managers under separate cover. The Medicare Division will continue to process PO’s in accordance with guidelines established by the Centers for Medicare and Medicaid Services.

Q.    How should I handle any requests for information regarding the merger?

A.	As always, questions from the media should be directed to Deb Bohren in Investor Relations at (212) 476-3552. Separate question and answer materials will be distributed to those in positions that interact directly with customers. Questions regarding the merger transaction should be referred to Linda Tiano or Seth Truwit.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM

ACT OF 1995

This document contains certain forward-looking information about WellPoint, Inc. (“WellPoint”), WellChoice, Inc. (“WellChoice”) and the combined company after completion of the transactions that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of WellPoint and WellChoice, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the U.S. Securities and Exchange Commission (“SEC”) made by WellPoint (formerly Anthem, Inc.), WellPoint Health Networks Inc. (“WellPoint Health”) and WellChoice; trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; competitor pricing below market trends of increasing costs; increased government regulation of health benefits and managed care; significant acquisitions or divestitures by major competitors; introduction and utilization of new prescription drugs and technology; a downgrade in our financial strength ratings; litigation targeted at health benefits companies; our ability to contract with providers consistent with past practice; other potential uses of cash in the future that present attractive alternatives to share repurchases; our ability to achieve expected synergies and operating efficiencies in the WellPoint Health merger within the expected time-frames or at all and to successfully integrate our operations; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption, including, without limitation, difficulties in

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maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; our ability to consummate WellPoint’s merger with WellChoice, to achieve expected synergies and operating efficiencies in the merger within the expected time-frames or at all; to meet expectations regarding repurchases of shares of our common stock and to successfully integrate our operations; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; our ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction and the value of the transaction consideration; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Neither WellPoint nor WellChoice undertakes any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in WellPoint’s and WellChoice’s various SEC reports, including but not limited to Annual Reports on Form 10-K for the year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the reporting periods of 2005.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is being made in respect of the proposed merger transaction involving WellPoint and WellChoice. In connection with the proposed transaction, WellPoint and WellChoice will prepare a registration statement on Form S-4, containing a proxy statement/prospectus for the stockholders of WellChoice to be filed with the SEC and each will be filing other documents regarding the proposed transaction with the SEC as well. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement/prospectus will be mailed to WellChoice’s stockholders. Investors and security holders will be able to receive the registration statement containing the proxy statement/prospectus and other documents free of charge at the SEC’s web site, www.sec.gov, from WellPoint Investor Relations at 120 Monument Circle, Indianapolis, Indiana 46204, or from WellChoice Investor Relations at 11 West 42nd Street, New York, New York 10036.

PARTICIPANTS IN SOLICITATION

WellPoint, WellChoice and their directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding WellPoint’s directors and executive officers is available in WellPoint’s proxy statement for its 2005 annual meeting of shareholders, which was filed with the SEC on April 8, 2005, and information regarding WellChoice’s directors and executive officers is available in WellChoice’s proxy statement for its 2005 annual meeting of stockholders, which was filed with SEC on March 28, 2005. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of WellChoice stockholders in connection with the proposed transaction will be set forth in the proxy statement/prospectus when it is filed with the SEC.

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